SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 8, 2013

CLARIDGE VENTURES, INC.

 (Exact name of registrant as specified in its charter)

NEVADA	333-135852	Applied for
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
3730-1015-4th Street SW Calgary Alberta T2R 1J4
(Address of principal executive offices)
(403) 819-6090
(Registrant’s Telephone Number)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02          TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On April 8, 2013 the Company received notice of termination from GPB International LLC. The circumstances surrounding this termination was,  that  the Registrant was unable to attract  the required funding to close this transaction. There were no penalties incurred as a result of the termination.

Asset Acquisition Agreement

On September 4, 2012 Claridge Ventures, Inc., a Nevada corporation, (the "Company") entered into an Asset Acquisition Agreement with GPB International, LLC., (“GPB”) an Arizona limited liability corporation. Pursuant to the terms and conditions of the Asset Acquisition Agreement, the Company shall acquire certain assets of GPB directly related to the manufacturing, sale and distribution of that certain product known as B100%, which is a unique formulation and packaging for an electrolyte and vitamin enriched drinking water. The Company shall acquire various assets including the intellectual property rights related to B100% as well as, any right, title or interest in the foregoing as the same relates to B100%®, either held, or otherwise owned, by GPB shall be referred to hereinafter as the “Business”  As consideration for the acquisition the Company shall pay GPB an aggregate of $500,000 in cash and common shares of Claridge Ventures, Inc at the closing of the Asset Acquisition Agreement.

The Asset Acquisition Agreement contains customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions. Breaches of the representations and warranties will be subject to customary indemnification provisions, subject to specified aggregate limits of liability.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Officer and Director

On April 8, 2013 The company received the resignation of Kelly Wood, and resigned her position as Secretary, Treasurer and a Director from the board of directors of Claridge Ventures, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARIDGE VENTURES, INC.
Date: May 10, 2013	By:	/s/ Robert Edmundson
Robert Edmundson
Chief Executive Officer